Exhibit 99.1

MAGNOLIA SOLAR LAUNCHES NEW CORPORATE WEB SITE AND INVESTOR VIDEO

WOBURN, MA and ALBANY, NY- Magnolia Solar Corporation (OTC.BB:MGLT) ("Magnolia Solar") , a leading developer of nanostructure- based thin film solar cell technologies, announced today that it has launched its new corporate web site, http://www.magnoliasolar.com. Included on the website are two new videos providing an overview of Magnolia Solar Corporation and the company's technology currently under development. These videos were produced at the world class Albany Nanotech facility in Albany, New York.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar stated, "These newly released videos provide visitors to our web site with an opportunity to see the extensive facilities available at the Albany Nanotech Center, and an opportunity to hear from the senior management of Magnolia Solar and from some of our technical team members.  We'll adding additional content, like these videos to our web site in the coming weeks and months."

About Magnolia Solar Corporation: Based in Woburn, MA and Albany, NY, Magnolia is developing solar cell technology that it believes will cover the ultraviolet, visible, and infrared part of the solar spectrum. Management believes that this innovative nano-based thin-film solar cell technology will enhance the solar cell performance while lowering per-watt cost. Magnolia Solar plans to use its technology to bring the cost of the solar power to less than one dollar per watt and seeks to become a key player in the solar power market. The emphasis for the next generation solar cells is to develop nano-technology based processes that can be grown on low cost materials such as glass and polymers.

Management believes that this technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt. Magnolia intends to become a highly competitive, low cost provider of terrestrial photovoltaic cells that can be used in both civilian and military applications. For more information, please visit www.MagnoliaSolar.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contact:

For more information contact:
Hanover Financial Services
Ronald J. Blekicki
Email Contact
303-494-3617